Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8026 | FX (702) 692-8075
fennemorelaw.com

December 31, 2024

Thoughtful Media Group Incorporated

701 South Carson Street, Suite 89701

Carson City, Nevada 89701

Re:	Thoughtful Media Group Incorporated /Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Thoughtful Media Group Incorporated, a Nevada corporation (the “Company”), in connection with the registration by the Company of up to 4,515,000 shares of its common stock, $0.0001 par value per share (the “Common Stock”) including: (a) up to 2,000,000 shares of its Common Stock (the “Firm Shares”) on a firm commitment basis; (b) up to 300,000 shares of its Common Stock (the “Option Shares” and, collectively with the Firm Shares, the “Public Shares”) in connection with an over-allotment option granted to the underwriters (the “Over-Allotment Option”); (c) up to 115,000 shares of its Common Stock (the “Representative’s Warrant Shares”) to be issued upon exercise of Common Stock Purchase Warrants (the “Representative’s Warrants”) granted to the underwriters in connection with the issuance of the Public Shares; and (d) up to 1,800,000 shares of its Common Stock (the “Conversion Shares”) to be sold by certain selling stockholders (collectively the “Selling Stockholders” and singularly, a “Selling Stockholder”) issuable upon exercise of conversion rights contained in certain convertible notes (the “Conversion Notes”) to be issued by the Company pursuant to certain Securities Purchase Agreements, as amended (the “Securities Purchase Agreements”) between the Company and the Selling Stockholders.

The Offering Shares, the Representative’s Warrants, the Representative’s Warrant Shares, and the Conversion Shares (collectively, the “Securities”) are to be offered under a Registration Statement on Form S-1 Registration No. 333-281589 (the “Registration Statement”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act.

The Offering Shares, the Over-Allotment Shares, the Representative Warrants, and the Representative Warrant Shares are being offered, sold, and issued under the terms of an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and Cathay Securities, Inc. and Bancroft Capital, LLC, acting as the representatives of the several underwriters.

Thoughtful Media Group Incorporated

December 31, 2024

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

(b)	a form of Underwriting Agreement;

(c)	a form of Representative’s Warrants;

(d)	the Securities Purchase Agreements; and

(e)	certain resolutions and actions of the Board of Directors of the Company relating to the issuance of the Securities and registration of the Securities under the Securities Act.

We have obtained from officers of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate charter and other documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;

(d) that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;

(f) the execution, delivery, and performance by all parties of the Documents; and

(g) that all Documents are valid, binding, and enforceable against the parties thereto.

Thoughtful Media Group Incorporated

December 31, 2024

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents. We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of the Public Shares pursuant to the terms of the Underwriting Agreement and exercise of the Over-Allotment Option, as applicable; the issuance of the Representative Warrant Shares upon exercise of the Representative’s Warrants; and the issuance of the Conversion Shares upon issuance of the Conversion Notes under the terms of the Securities Purchase Agreements and the exercise of the conversion rights under the terms of the Conversion Notes.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, we are of the opinion that:

(a)	the issuance of the Public Shares has been duly authorized and upon issuance in accordance with the terms of the Underwriting Agreement and the Over-Allotment Option, as applicable, the Public Shares will be validly issued, fully paid, and nonassessable;

(b)	the issuance of the Representative’s Warrant Shares has been duly authorized and upon issuance of the Representative’s Warrant Shares upon exercise of and in accordance with the terms of the Representative’s Warrants, the Representative’s Warrant Shares will be validly issued, fully paid, and nonassessable;

(c)	the issuance of the Conversion Shares has been duly authorized and upon issuance of the Conversion Shares in accordance with the terms of the Conversion Notes will be validly issued, fully paid, and non-assessable.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.